SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        CollaGenex Pharmaceuticals, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                      52-1758016
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


41 University Drive, Suite 200, Newtown, Pennsylvania             18940
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(Address of Principal Executive Offices)                        (Zip code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:

----------------------
(if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered      Name of Each Exchange on Which Each
                                             Class is to be Registered

                                      None
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                                (Title of Class)


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
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                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On May 15, 2002, CollaGenex Pharmaceuticals, Inc. (the "Company") entered into an Amendment No. 3 ("Amendment No. 3") to its Shareholder Protection Rights Agreement dated as of September 15, 1997, as amended on each of March 16, 1999 and May 10, 2001 (the "Rights Agreement"), by and between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent"). Amendment No. 3 removes from the Rights Agreement certain provisions relating to required approvals by the "Continuing Directors" (as defined therein) of the Company (commonly referred to as "dead hand" provisions). A summary of the Rights Agreement, as so amended, is as follows:

      SUMMARY OF RIGHTS
      -----------------

      In September 1997, the Company's Board of Directors (the "Board") declared a distribution of one preferred stock purchase right (a "Right") for each outstanding common share, par value $0.01 per share (the "Common Stock"), of the Company. The distribution was payable at the close of business on September 26, 1997 to stockholders of record on September 26, 1997 (the "Record Date"). A Right has attached, and will continue to automatically attach, to shares of Common Stock issued after the Record Date. The description and terms of the Rights are set forth in the Rights Agreement. Terms not otherwise defined herein shall have the meanings set forth in the Rights Agreement which is incorporated herein by reference.

      The Rights Agreement provides for the issuance of one Right to buy one one-hundredth (1/100) of a share of Series A Participating Preferred Stock to stockholders of Common Stock as of the Record Date and to stockholders of Common Stock issued thereafter. The Series A Participating Preferred Stock is a series of the Company's authorized preferred stock (each share, a "Preferred Share"), and is more fully described below.

      The Rights will remain attached to and trade with the Common Stock until the earlier to occur of (i) ten (10) business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, Beneficial Ownership of shares of Common Stock representing twenty percent (20%) or more of the voting power of all outstanding shares of Common Stock (the date of such announcement being referred to as the "Stock Acquisition Date") or such later date as the Board may determine by resolution adopted prior to the Separation Date (as defined below), or (ii) ten (10) business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning outstanding shares of Common Stock representing twenty percent (20%) or more of the voting power of all outstanding shares of Common Stock, or such later date as the Board may determine by resolution adopted prior to the Separation Date. The earlier of (i) and (ii) is referred to as the "Separation Date." Following the Separation Date, the Rights will detach from the Common Stock, will be tradable separately from the Common Stock and Rights holders will be entitled to purchase one one-hundredth (1/100) of a Preferred Share for $65.

      In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, on the Separation Date, each Right, other than Rights held by the Acquiring Person, shall become exercisable for that number of shares of Common Stock as shall have a market value equal to two times the then applicable Exercise Price of the Right (or, at the option of the Company, Preferred Shares at a ratio of one one-hundredth (1/100) of a Preferred Share for each share of Common Stock required to be issued). If the Company shall not have sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock to permit the full exercise of the Rights, the Company may issue a combination of stock, cash and debt in respect thereof. Following the time at which a person shall become an Acquiring Person but prior to the acquisition by such Acquiring Person of more than 50% of the Common Stock, the Board may also, at its option, exchange all of the then outstanding Rights (other than Rights held by the Acquiring Person) for shares of Common Stock (or, at the option of the Board, Preferred Stock) at an Exchange Ratio of one share of Common Stock (or one one-hundredth (1/100) of a Preferred Share) for each Right.

      In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its Associates or Affiliates or certain other persons in which such persons have an interest, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Exercise Price of any Right, that number of shares of common stock of the acquiring company which at the time of such transaction have a market value equal to two times the Exercise Price of the Right.

      Until the Separation Date, the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates. Until the Separation Date (or earlier redemption or expiration of the Rights) the Rights will be transferred with the Common Stock, and transfer of those certificates will also constitute transfer of those Rights.

      As soon as practicable following the Separation Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Separation Date and such separate Right Certificates alone will thereafter evidence the Rights.

      The Rights are not exercisable until the Separation Date. The Rights will expire on September 26, 2007 (the "Expiration Date"), unless the Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below.

      The Exercise Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

      The number of outstanding Rights and the number of one one-hundredths (1/100) of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidation or combinations of the Common Stock occurring, in any case, prior to the Separation Date.

      Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment and will be entitled to an aggregate dividend of one hundred (100) times any dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment equal to one hundred (100) times the Exercise Price of a Right as of the Separation Date or an aggregate payment equal to one hundred (100) times the payment made per share of Common Stock. Each Preferred Share will have one hundred (100) votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive one hundred (100) times the amount of consideration received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend and liquidation rights of the Preferred Shares, the value of one one-hundredth (1/100) of a Preferred Share should approximate the value of one share of Common Stock.

      The Rights are redeemable at any time prior to ten (10) days after the public announcement of an acquisition of beneficial ownership, by one party or several parties acting as a group, of Common Stock representing at least twenty percent (20%) of the voting power of the Company.

      The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that after the Separation Date, no such amendment may adversely affect the interest of the holders of the Rights (other than the interests of the Acquiring Person).

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at the Redemption Price in accordance with the provisions of the Rights Agreement.

      The Rights Agreement and each of Amendment No. 1 thereto, Amendment No. 2 thereto and Amendment No. 3 thereto are incorporated herein by reference. The foregoing descriptions of the Rights and the Rights Agreement are qualified in their entirety by reference to such exhibits.


ITEM 2. EXHIBITS.

  Exhibit
     No.    Description
  -------   -----------

    3.1 Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference from the Company's Registration Statement on Form S-1 (File No. 333-3582), which became effective on June 20, 1996.

    3.2 Amended Certificate of Designation, Preferences and Rights of Series D Cumulative Convertible Preferred Stock of the Company, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 18, 2001.

    3.3 Certificate of Designation of Series A Participating Preferred Stock of the Company, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 20, 2002.

    4.1 Shareholder Protection Rights Agreement, dated as of September 15, 1997, between the Company and American Stock Transfer & Trust Company, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 17, 1997.

    4.2 Amendment No. 1 to the Shareholder Protection Rights Agreement, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 19, 1999.

    4.3 Amendment No. 2 to the Shareholder Protection Rights Agreement, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 18, 2001.

    4.4 Amendment No. 3 to the Shareholder Protection Rights Agreement, incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 20, 2002.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                  COLLAGENEX PHARMACEUTICALS, INC.

                                  By:  /s/ Brian M. Gallagher
                                       -----------------------------------------
                                       Name:  Brian M. Gallagher, Ph.D.
                                       Title: President, Chief Executive Officer
                                              and Director

May 20, 2002




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